UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant [X]
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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

CHESAPEAKE ENERGY CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement
if Other Than the Registrant)

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[ ]
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6100 North Western Avenue
Oklahoma City, Oklahoma 73118

 SUPPLEMENT TO PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held on June 12, 2009

On April 30, 2009, Chesapeake Energy Corporation (the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission relating to the Company’s 2009 Annual Meeting of Shareholders.  The purpose of this supplement is to amend the proxy statement to revise the proposal to approve an amendment to our Long Term Incentive Plan (the “LTIP”) and to provide additional information regarding this proposal.

In our proxy statement dated May 13, 2009, the Company asked shareholders to approve an amendment to the LTIP which would increase the aggregate number of shares available for award under the LTIP from 25,000,000 to 32,000,000 shares, an increase of 7,000,000 shares.  The Company has elected to reduce the proposed increase to 6,500,000 shares and is asking shareholders to vote to approve an amendment to the LTIP to increase the aggregate number of shares of common stock which are available for awards under the LTIP from 25,000,000 shares to 31,500,000 shares.

As of the record date, stock options outstanding and shares available for issuance under the Company’s stock incentive plans are the following:

There are no revisions to the proxy statement other than the above-described reduction in shares proposed for the LTIP amendment and the addition of the information in note (2).  The Company's board of directors recommends that you vote, or give instructions to vote, FOR the proposal to increase the shares available under the LTIP, as amended by this supplement (Voting Item 3).  Please refer to information under General Information beginning on page 1 of the proxy statement for important information about voting.

Important Notice Regarding the Availability of Proxy Materials
For the Shareholder Meeting to be Held on June 12, 2009:  The Proxy Statement, including this Supplement, and Annual Report for 2008 are available at http://www.chk.com/proxy

The date of this Supplement is May 27, 2009.